As filed with the Securities and Exchange Commission on January 31, 2000
                                                      Registration No. 333-94991
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            -----------------------


                             DELTA AIR LINES, INC.
             (Exact name of Registrant as specified in its charter)


          Delaware                         4512                  58-0218548
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or        Classification Code Number)  Identification No.)
      organization)
                    Hartsfield Atlanta International Airport
                             Atlanta, Georgia 30320
                                 (404) 715-2600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                        Copies of all communications to:

              Robert S. Harkey, Esq.                        John Fouhey, Esq.
Senior Vice President-General Counsel and Secretary       Davis Polk & Wardwell
               Delta Air Lines, Inc.                      450 Lexington Avenue
     Hartsfield Atlanta International Airport           New York, New York 10017
              Atlanta, Georgia 30320                         (212) 450-4000
                  (404) 715-2387
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            -----------------------


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: |_

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

PROSPECTUS


                             DELTA AIR LINES, INC.

                               Offer to Exchange

                       $500,000,000 7.70% notes due 2005
                       $500,000,000 7.90% notes due 2009
                      $1,000,000,000 8.30% notes due 2029

                            -----------------------

                          TERMS OF THE EXCHANGE OFFER

     We are offering to exchange up to:

     o $500,000,000 of our new 7.70% exchange notes due 2005 for up to $500,000,000 of our existing 7.70% notes due 2005;

     o $500,000,000 of our new 7.90% exchange notes due 2009 for up to $500,000,000 of our existing 7.90% notes due 2009; and

     o $1,000,000,000 of our new 8.30% exchange notes due 2029 for up to $1,000,000,000 of our existing 8.30% notes due 2029.

     We are offering to issue the exchange notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions exempt from registration under the Securities Act.

     The terms of the exchange notes will be substantially identical to the terms of the related series of old notes, except that the exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the exchange notes. There is no existing market for the exchange notes, and Delta does not intend to apply for their listing on any securities exchange.

     All old notes that are validly tendered and not validly withdrawn will be exchanged.

     The exchange of old notes will not be a taxable exchange for U.S. federal income tax purposes.

     To exchange your old notes for the related series of exchange notes:


     o You must complete and send the letter of transmittal that accompanies this prospectus to The Bank of New York, the exchange agent, by 5:00 p.m., New York time, on March 3, 2000, unless the exchange offer is extended.


     o If your old notes are held in book-entry form at The Depository Trust Company, you must instruct DTC, through your signed letter of transmittal, that you wish to exchange your old notes for exchange notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of old notes for exchange notes.

     o Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

     o You should read the section called "The Exchange Offer" for additional information on how to exchange your old notes for exchange notes.

                            -----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The date of this prospectus is February 2, 2000.

                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------


                                                                            Page
                                                                           -----


Prospectus Summary.............................................................3
Description of Exchange Notes..................................................6
The Exchange Offer............................................................12
Material United States Tax Consequences of the Exchange Offer.................18
Plan of Distribution..........................................................18
Legal Matters.................................................................18
Independent Auditors..........................................................18
Where You Can Find More Information...........................................19
Forward-Looking Statements....................................................20

                            -----------------------


     You should rely only on the information contained in this prospectus or information contained in documents which you are referred to in this prospectus. Delta has not authorized anyone to provide you with information different from that contained in this prospectus. Delta is offering to sell the exchange notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of the exchange notes.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. Therefore, you should read the entire document carefully before deciding to exchange the old notes.

     The "Description of Exchange Notes" section of this prospectus contains more detailed information regarding the terms and conditions of the exchange notes. Unless the context indicates otherwise, the words "company," "we," "our," "ours," "us" and "Delta" refer to Delta Air Lines, Inc. and its consolidated subsidiaries.

                             Delta Air Lines, Inc.

     Delta is a major airline engaged in domestic and foreign air transportation. We provide scheduled air transportation over a network of routes throughout the United States and between the United States and various foreign countries. Based on calendar year 1999 data, Delta is the largest U.S. airline in terms of aircraft departures and passengers enplaned, and the third-largest as measured by operating revenues and revenue passenger miles flown. Delta is the leader across the North Atlantic, offering the most daily flight departures, serving the largest number of nonstop markets and carrying the most passengers of any U.S. airline.

     As of January 1, 2000, Delta (including Atlantic Southeast Airlines, Inc. and Comair, Inc.) served 201 cities in 46 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, as well as 40 cities in 28 foreign countries. With our domestic and international code-sharing partners, Delta's route network covers 219 cities in 48 states, and 137 cities in 59 other countries.

     We operate hubs at Atlanta, Cincinnati, Dallas/Fort Worth and Salt Lake City. We also operate an international gateway at New York's Kennedy Airport and a Pacific gateway in Portland, Oregon. Our principal executive offices are located at Hartsfield Atlanta International Airport, Atlanta, Georgia 30320, and our telephone number is (404) 715-2600. We are incorporated under the laws of the State of Delaware.

                Consolidated Ratios of Earnings to Fixed Charges

     The following table sets forth the historical ratios of earnings to fixed charges of Delta and its consolidated subsidiaries for the periods indicated:


                                                 Six Months
                                                    Ended
               Year Ended June 30,              December 31,
       -------------------------------------    ------------
       1995    1996    1997     1998    1999    1998    1999
       ----    ----    ----     ----    ----    ----    ----
                                                 (unaudited)
                                                ------------
       1.69    1.43    3.05     3.41    3.45    3.04    3.67

Earnings represent:

     o income before income taxes, excluding the cumulative effect of accounting changes;

   plus

     o fixed charges, excluding capitalized interest and interest offset on the Guaranteed Serial ESOP Notes of the Delta Family-Care Savings Plan, which are guaranteed by Delta.

Fixed charges include:

     o interest, whether expensed or capitalized, including gross interest on the Guaranteed Serial ESOP Notes;

     o    amortization of debt issuance costs; and

     o one-half of rental expense, except for the years ended June 30, 1997, 1996 and 1995, where one-third of the rentals were included in fixed charges. Management of Delta believes this is representative of the interest factor in those periods.


                                 Exchange Offer

Exchange Notes....................    o    $500,000,000 in principal amount of 7.70%
                                           exchange notes due 2005.

                                      o    $500,000,000 in principal amount of 7.90%
                                           exchange notes due 2009.

                                      o    $1,000,000,000 in principal amount of 8.30%
                                           exchange notes due 2029.

The Exchange Offer................    We are offering to issue the exchange notes in exchange
                                      for a like principal amount of the related series of
                                      outstanding 7.70% notes due 2005, 7.90% notes due 2009
                                      and 8.30% notes due 2029, issued by Delta in a private
                                      placement on December 14, 1999.  We are offering to
                                      issue the exchange notes to satisfy our obligations
                                      contained in the registration rights agreement entered into when the old notes were sold in transactions exempt from
                                      registration under the Securities Act. The terms of the
                                      exchange notes will be substantially identical to the terms of the related series of old notes, except that the exchange notes will be registered and the transfer restrictions,
                                      registration rights and provisions for additional interest relating to the old notes will not apply to the exchange
                                      notes.

Conditions to the Exchange Offer..    The exchange offer is subject to conditions, some of
                                      which Delta may waive. Such conditions are more fully
                                      described later in this prospectus under "The Exchange
                                      Offer--Certain Conditions to the Exchange Offer".

Maturity Date.....................    Each exchange note will mature on December 15th of its
                                      year of maturity.

Interest Payment Dates............    June 15 and December 15, beginning on June 15, 2000.

Ranking...........................    The exchange notes are not secured by any of Delta's
                                      property or assets. The exchange notes are not
                                      subordinated to any of Delta's other debt obligations and
                                      therefore they rank equally with all of Delta's other
                                      unsecured and unsubordinated indebtedness.

Absence of Restrictive Covenants..    The indenture governing the exchange notes does not
                                      contain any promises by Delta as to how it will operate its business, and does not restrict Delta's ability to incur debt or grant liens on its assets.

Use of Proceeds...................    We will not receive any proceeds from the issuance of the
                                      exchange notes.

Absence of a Public Market for the    Delta does not intend to apply for a listing of the exchange
  Exchange Notes..................    notes on any securities exchange. The initial purchasers of the old notes have advised Delta that they currently intend to make a market in the exchange notes following the
                                      exchange offer, but they are not obligated to do so, and
                                      any market-making may be stopped at any time without
                                      notice. Delta does not know if an active public market for the exchange notes will develop or, if developed, will


                                    4




                                      continue. If an active public market does not develop or
                                      is not maintained, the market price and liquidity of the
                                      exchange notes may be adversely affected. Delta cannot
                                      make any assurances regarding the liquidity of the
                                      market for such exchange notes, the ability of holders
                                      to sell their exchange notes or the price at which
                                      holders may sell their exchange notes.


Tenders, Expiration Date,             The exchange offer will expire at 5:00 p.m. New York
  Withdrawal......................    City time on March 3, 2000, unless it is extended. If you
                                      decide to exchange your old notes for exchange notes,
                                      you must acknowledge that you are not engaging in, and
                                      do not intend to engage in, a distribution of the
                                      exchange notes. If you decide to tender your old notes
                                      pursuant to the exchange offer, you may withdraw them at
                                      any time prior to March 3, 2000. If we decide for any
                                      reason not to accept any old notes for exchange, your
                                      old notes will be returned to you at our expense
                                      promptly after the expiration or termination of the
                                      exchange offer.


Appraisal or Dissenters' Rights;
Failure to Tender Old Notes.......    Holders of old notes do not have any appraisal or
                                      dissenters' rights in connection with the exchange
                                      offer. If you do not tender your old notes or Delta does
                                      not accept your tender because, among other things, you
                                      invalidly tendered your old notes, you will not be
                                      entitled to any further registration rights under the
                                      registration rights agreement, except under limited
                                      circumstances. However, your old notes will remain
                                      outstanding and entitled to the benefits of the
                                      indenture.

Material United States Tax            Your exchange of old notes for exchange notes pursuant
  Consequences....................    to the exchange offer will not result in any income, gain or loss to you for United States federal income tax
                                      purposes. See "Material United States Tax Consequences
                                      of the Exchange Offer".

Exchange Agent....................    The Bank of New York is the exchange agent for the
                                      exchange offer.

                         DESCRIPTION OF EXCHANGE NOTES

                                    General

     The old notes were, and the exchange notes will be, issued under an indenture dated as of December 14, 1999. The indenture is a contract between us and The Bank of New York, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under "Events of Default -- Remedies if an Event of Default Occurs". Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your notes to a new buyer if you sell and sending you notices. The indenture, the registration rights agreement and your notes contain the full legal text of the matters described in this section. The indenture, the registration rights agreement and the notes are governed by New York law. A copy of the indenture and the registration rights agreement may be obtained from Delta as described under "Where You Can Find More Information".

     The following description of the provisions of the indenture, the registration rights agreement and the notes is a summary only. Because this section is a summary, it does not describe every aspect of the exchange notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, the registration rights agreement and the notes, including definitions of certain terms used in such agreements. The numerical references below are to provisions of the indenture.

     The terms of the exchange notes will be substantially identical to the terms of the related series of old notes, except that the exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the exchange notes.

     We use the term "notes" in this prospectus to refer to both the old notes and the exchange notes.

     Though the old notes were, and the exchange notes for each related series of old notes will be, offered separately, all of the notes will be issued under the indenture. As a result, except as described below, all of the provisions of the indenture apply to the old notes and the related series of exchange notes as if they had been issued as a single series under the indenture. In particular, references to the percentage of the outstanding notes necessary for the holders to take certain action under the indenture refer to a percentage of the outstanding notes of all series collectively.

                        Principal, Maturity and Interest

     The notes will be unsecured obligations of Delta. The 7.70% exchange notes due 2005 will be limited to $500,000,000 aggregate principal amount, the 7.90% exchange notes due 2009 will be limited to $500,000,000 aggregate principal amount and the 8.30% exchange notes due 2029 will be limited to $1,000,000,000 aggregate principal amount. The notes will not be redeemable at the option of Delta or repayable at the option of the holders prior to their stated maturity dates and will not be entitled to the benefits of a sinking fund. Interest on the notes will be payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2000, and each note will mature on December 15th of its year of maturity.

     All of the notes will be held initially in the form of one or more global notes. See "Legal Ownership -- Global Notes" below for a general description of the global notes.

                                    Ranking

     The notes are not secured by any of Delta's property or assets. Accordingly, your ownership of notes means you are one of Delta's unsecured creditors. The notes are not subordinated to any of Delta's other debt obligations and therefore they rank equally with all of Delta's other unsecured and unsubordinated indebtedness.

                               Special Situations

Mergers and Similar Events

     Delta is generally permitted to consolidate or merge with another person. Delta is also permitted to sell or lease substantially all of its assets to another person. However, Delta may not take any of these actions unless all of the following conditions are met:

o Where Delta merges out of existence or sells or leases substantially all of its assets, the other person must be a person organized under the laws of a state or the District of Columbia or under federal law, and it must agree to be legally responsible for the notes.

o The merger, sale of assets or other transaction must not cause a default on the notes, and Delta must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving Delta default notice or Delta's default having to exist for a specific period of time were disregarded.
     (Section 801)

Modification and Waiver

     There are three types of changes we can make to the indenture and the notes.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your notes without your specific approval. Following is a list of those types of changes:

o    change the stated maturity of the principal or interest on a note;

o    reduce any amounts due on a note;

o reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

o    change the place or currency of payment on a note;

o    impair your right to sue for payment;

o reduce the percentage of the principal amount of notes the consent of whose holders is needed to modify or amend the indenture;

o reduce the percentage of the principal amount of notes the consent of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

o modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

     Changes Requiring a Majority Vote. The second type of change to the indenture and the notes is the kind that requires a vote in favor by the holders of notes owning a majority of the principal amount of the notes. Most changes not requiring your specific approval fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the notes discussed in the next paragraph. See the second paragraph under "Description of the Exchange Notes -- General" for the consequences of all series of notes voting together as a single class. (Sections 901 and 902) We may obtain a waiver of a past default from the holders of notes owning a majority of the principal amount of the notes. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed above under "-- Changes Requiring Your Approval" unless Delta obtains an individual consent to the waiver from every holder. (Section 513)

     Changes Not Requiring Approval. The third type of change to the indenture and the notes does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes in any material respect. (Section 901) Holders of notes will also not be eligible to vote if the notes have been fully defeased as described below under "Defeasance -- Full Defeasance". (Section 1102)

     Delta will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. Delta, however, will not be permitted to set a record date in order to determine the holders of outstanding notes that are entitled to:

o    give notices of defaults;

o    accelerate the maturity of the notes;

o    rescind a declaration of acceleration; or

o    direct the trustee in taking actions under the indenture. (Section 104)

     Street name and other indirect holders should consult their banks, brokers or other financial institutions for information on how approval may be granted or denied if Delta seeks to change the indenture or the notes or request a waiver.

                        Absence of Restrictive Covenants

     The indenture does not contain any promises by Delta as to how it will operate its business, and does not restrict Delta's ability to incur debt or grant liens on its assets.

                                   Defeasance

     Delta may be completely released from its payment and other obligations on the notes or may be released from certain events of default as described below.

     Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes, called full defeasance, if we put in place the following other arrangements for you to be repaid:

o Delta must deposit in trust for the benefit of all direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

o there must be a change in current federal tax law or a ruling from the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes in accordance with their terms. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to Delta.

o Delta must deliver to the trustee a legal opinion of Delta's counsel confirming the tax law change described above. (Section 1102)

     If we are able to fully defease the notes, as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to Delta for repayment.

     Covenant Defeasance. Under current federal tax law, Delta can make the same type of deposit described above and the events described in the fourth and fifth bullet points below under "Events of Default -- What Is an Event of Default?" will no longer constitute an event of default. This is called covenant defeasance. In that event, you would lose the protection of such event of default but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, Delta must do the following:

o Delta must deposit in trust for the benefit of all direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their respective due dates; and

o Delta must deliver to the trustee a legal opinion of its counsel confirming that under current federal income tax law Delta may make the above deposit without causing you to be taxed on the notes any differently than if Delta did not make the deposit and simply repaid the notes in accordance with their terms.

     If Delta accomplishes covenant defeasance, you can still look to Delta for repayment of the notes if there was a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred and the notes become immediately due and payable, there may be such a shortfall. (Sections 1102 and
1103)

                               Events of Default

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     What Is an Event of Default? The term "Event of Default" means any of the following:

o Delta does not pay the principal on a note within 5 business days of its due date.

o    Delta does not pay interest on a note within 30 days of its due date.

o Delta remains in breach of a covenant or warranty of the indenture for 60 days after it receives a notice of default stating it is in breach. The notice must be sent by either the trustee or holders of 25% of the outstanding principal amount of the notes.

o Delta or any restricted subsidiary fails to pay at the final stated maturity any indebtedness for borrowed money totaling over $75,000,000 and Delta or the restricted subsidiary does not repay the indebtedness within 10 days after Delta receives a notice of default from the trustee or holders of 25% of the outstanding principal amount of the notes.

o Delta or any restricted subsidiary defaults on any indebtedness for borrowed money totaling over $75,000,000 and Delta's or the restricted subsidiary's obligation to repay such indebtedness is accelerated, and this repayment obligation remains accelerated for 10 days after Delta receives a notice of default by the trustee or holders of 25% of the outstanding principal amount of the notes.

o Delta files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

     Certain Definitions Relating to the Events of Default. The following are terms that are important to your understanding of the events of default.

     "Restricted subsidiary" means a subsidiary of Delta that:

o    has its properties and operations principally in the United States; and

o owns an airplane, or an engine installed in an airplane, with 75 or more passenger seats. (Section 101)

     "Restricted subsidiary", however, does not include a subsidiary of Delta which is primarily engaged in the business of a finance company.
(Section 101)

     "Subsidiary" is a corporation more than 50% of the voting stock of which is owned by Delta and/or one or more of its other subsidiaries. Voting stock is a kind of stock that ordinarily votes for the election of directors. (Section 101)

     Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% of the outstanding principal amount of the notes may declare the entire principal amount of the notes to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority of the outstanding principal amount of the notes. (Section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority of the outstanding principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

o You must give the trustee written notice that an event of default has occurred and remains uncured.

o The holders of 25% of the outstanding principal amount of all the notes must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

o The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request have been given to the trustee during such period. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date. (Section 508)

     Street name and other indirect holders should consult their banks, brokers or other financial institutions for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

     Delta will furnish to the trustee every year a written statement of certain of its officers certifying that to their knowledge Delta is in compliance with the indenture and the notes, or else specifying any default and indicating the nature and status of the default. (Section 1004)

Our Relationship to the Trustee

     The Bank of New York and certain of its affiliates are the trustees under a number of other indentures to which Delta is a party; some of these indentures relate to indebtedness which is secured. If an event of default occurred under the indenture relating to the notes or one of these other indentures, The Bank of New York may be deemed to have a conflicting interest with respect to the notes for purposes of the Trust Indenture Act of 1939 and, accordingly, may be required to resign as trustee.


                                Legal Ownership

Street Name and Other Indirect Holders

     Investors who hold notes in accounts at banks or brokers will generally not be recognized by us as legal holders of notes. This is called holding in street name. Instead, Delta would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold notes in street name, you should check with your own institution to find out:

o    how it handles securities payments and notices;

o    whether it imposes fees or charges;

o    how it would handle voting if required; and

o how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to persons who are registered as holders of notes. As described above, we do not have any obligations to you if you hold notes in street name or other indirect means because the notes are issued in the form of global notes as described below. For example, once we make a payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Notes

o What is a Global Note? A global note is a special type of indirectly held note, as described under "Legal Ownership -- Street Name and Other Indirect Holders". Since Delta will issue the notes only in the form of global notes, the ultimate beneficial owners can only be indirect holders. Delta does this by requiring that the global notes be registered in the name of a financial institution it selects and by requiring that the notes included in the global notes not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the depositary. Any person wishing to own a note must do so indirectly by virtue of an account with a bank, broker or other financial institution that in turn has an account with the depositary.

o Special Investor Considerations for Global Notes. As an indirect holder, an investor's rights relating to the global notes will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global notes.

     If you are an investor, you should be aware that:

o    You cannot get notes registered in your own name.

o    You cannot receive physical certificates for your interest in the notes.

o You will be a street name holder and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes. See "Legal Ownership -- Street Name and Other Indirect Holders".

o You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

o The depositary's policies will govern payments,transfers, exchange and other matters relating to your interest in the global notes. Delta and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interest in the global notes. Delta and the trustee also do not supervise the depositary in any way.

o Special Situations When Global Notes Will Be Terminated. In a few special situations described in the next paragraph, the global notes will terminate and interests in them will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold notes directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the notes transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the notes have been previously described in the subsections entitled "--Street Name and Other Indirect Holders" and "--Direct Holders".

     The special situations for termination of the global notes are:

o When the depositary notifies Delta that it is unwilling, unable or no longer qualified to continue as depositary.

o When Delta notifies the trustee that it wishes to terminate the global notes.

o When an event of default on the notes has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exists for a specified period of time.

(Default is discussed above under "Events of Default".)

                          Form, Exchange and Transfer
                               of Physical Notes

     The following discussion only applies if the global notes are terminated as described above under "Legal Ownership -- Special Situations When Global Notes Will Be Terminated" and the notes are issued in the form of physical certificates.

     The notes will be issued:

o    only in registered form;

o    without interest coupons; and

o    in denominations that are even multiples of $1,000. (Section 302)

     You may have your notes divided into more notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

     You may exchange or transfer notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes. Delta may change this appointment to another entity or perform these functions itself. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305)

     You will not be required to pay a service charge to transfer or exchange the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)

     Delta may cancel the designation of any particular transfer agent. Delta may also approve a change in the office through which any transfer agent acts. (Section 1002)

                           Payment and Paying Agents

     We will pay interest to direct holders of the notes listed in the trustee's records semi-annually at the close of business on each June 1 and December 1 prior to an interest payment date, even if the direct holder no longer holds the notes on the interest payment date. This date is called the "regular record date". (Section 307)

     Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the notes to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called "accrued interest".

     Delta will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee in New York City.

     Delta may also arrange for additional payment offices, and may cancel or change these offices, including its use of the trustee's corporate trust office. These offices are called payment agents. Delta may also choose to act as its own paying agent. Delta must notify you of changes in the paying agents for the notes. (Section 1002)

     So long as the notes are in global form, we will make all payments on the notes to DTC. As discussed above under "Legal Ownership -- Direct Holders", once we pay DTC we have no further responsibilities.

Street name and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

                                    Notices

     Delta and the trustee will send notices regarding the notes only to direct holders, using their addresses as listed in the trustee's records. (Sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by Delta to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to Delta. After that two-year period, you may only look to Delta for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

                               THE EXCHANGE OFFER

                                    General

     Pursuant to a registration rights agreement between Delta and the initial purchasers of the old notes, we agreed to use our reasonable efforts to cause to become effective a registration statement with respect to the issue of exchange notes substantially identical to the terms of the related series of old notes, except that the exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the exchange notes. Further, upon such registration statement becoming effective, we agreed to offer the holders of the old notes the opportunity to exchange their old notes for the related series of exchange notes. Under existing SEC interpretations set forth in several no-action letters to third parties, the exchange notes are, in general, freely transferable (other than by holders who are broker-dealers or by an affiliate of Delta) after the exchange offer without further registration under the Securities Act. In the event that due to a change in current interpretations by the SEC, we are not permitted to effect such exchange offer, it is contemplated that we will instead file a shelf registration statement covering resales by the holders of the old notes and will use our reasonable efforts to cause such shelf registration statement to become effective and to keep such shelf registration statement effective for a period ending on the earlier of the second anniversary of the closing date, which is the date we delivered the old notes to the initial purchasers (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) or such time as there are no longer outstanding any registrable securities, which we define in the registration rights agreement.

                          Terms of the Exchange Offer;
                         Period for Tendering Old Notes

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will:

o accept for exchange old notes, which are properly tendered on or prior to the expiration date and not withdrawn as permitted below; and

o keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes, ending no later than 45 business days after the registration statement becomes effective.


     The term "expiration date" means 5:00 p.m., New York City time, on March 3, 2000; provided, however, that if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.


     As of the date of this prospectus, $500,000,000 in aggregate principal amount of 7.70% notes due 2005, $500,000,000 in aggregate principal amount of 7.90% notes due 2009 and $1,000,000,000 in aggregate principal amount of 8.30% notes due 2029, were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of old notes at the addresses set forth in the security register with respect to old notes maintained by the trustee.

     We expressly reserve the right:

o at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes; and

o to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Certain Conditions to the Exchange Offer".

     We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Holders of old notes do not have appraisal or dissenters' rights in connection with the exchange offer. Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the relevant rules and regulations of the SEC.

                       Procedures for Tendering Old Notes

     The tender to us of old notes by a holder as set forth below and the acceptance of the old notes by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, who is acting as our exchange agent, at the address set forth below under "Exchange Agent" on or prior to the expiration date. In addition:

o certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

o a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

o the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Delta.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered:

o by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

o    for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution, which is a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than the person signing the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right:

o to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful; and

o to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer).

     Unless waived, any defects or irregularities in connection with the tender of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will we or any of them incur any liability for failure to give such notification.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by us, submit proper evidence satisfactory to us of its authority to so act.

     By executing, or otherwise becoming bound by, a letter of transmittal, each holder of the old notes (other than certain specified holders) will represent that:

o    it is not our affiliate;

o any exchange notes to be received by it were acquired in the ordinary course of its business; and

o it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

     If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for the related series of old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.
See "--Resale of the Exchange Notes".

                     Acceptance of Old Notes for Exchange;
                           Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the related series of exchange notes promptly after acceptance of the old notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we have given oral or written notice thereof to the exchange agent.

     In all cases, issuance of exchange notes for the related series of old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non- exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

                              Book-Entry Transfer

     Promptly after the date of this prospectus, the exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP"), procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

     Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

                         Guaranteed Delivery Procedures

     If a registered holder of the old notes desires to tender such old notes and (1) the old notes are not immediately available, (2) time will not permit such holder's old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

o    the tender is made through an eligible institution;

o prior to the expiration date of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

                               Withdrawal Rights

     Tenders of old notes may be withdrawn at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "Exchange Agent". Any such notice of withdrawal must specify:

o    the name of the person having tendered the old notes to be withdrawn;

o the old notes to be withdrawn (including the principal amount of such old notes); and

o where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, and our determination will be final and binding on all parties.

     Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to its holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-entered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

                    Certain Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any related series of old notes, and we may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the related series of exchange notes for such old notes, such acceptance or issuance would violate applicable law or any interpretation of the SEC's staff.

     The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights is not to be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

                                 Exchange Agent

     The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                  Deliver To:

                      The Bank of New York, Exchange Agent

                        By Registered or Certified Mail:
                               101 Barclay Street
                         Reorganization Department- 7E
                            New York, New York 10286
                           Attn: Gertrude Jean-Pierre

                         By Overnight Delivery or Hand:
                               101 Barclay Street
                         Reorganization Department- 7E
                            New York, New York 10286
                           Attn: Gertrude Jean-Pierre

                                 By Facsimile:
                                 (212) 815-6339

                  To Confirm by Telephone or for Information:
                                 (212) 815-5920

     Delivery to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery.

                               Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers, regular employees, affiliates and agents. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $130,000.

                              Accounting Treatment

     The exchange notes will be recorded at the same carrying value as the related series of old notes. Accordingly, Delta will not recognize any gain or loss for accounting purposes. Delta intends to amortize the expenses of the exchange offer and issuance of the old notes over the respective terms of each series of the exchange notes.

                                 Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer to be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                          Resale of the Exchange Notes

     Under existing interpretations of the SEC's staff contained in several no-action letters to third parties, the exchange notes would be freely transferable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

o    will not be able to rely on the interpretation of the SEC's staff;

o    will not be able to tender its old notes in the exchange offer; and

o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes (other than certain specified holders) will represent that:

o    it is not our affiliate;

o any exchange notes to be received by it were acquired in the ordinary course of its business; and

o it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

     In addition, in connection with any resales of exchange notes, any participating broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such exchange notes.

         MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of old notes for the related series of exchange notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for an exchange note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the exchange note as in the old note immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each participating broker-dealer in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as such broker-dealers no longer own any registrable securities, which we define in the registration rights agreement.

     We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any omissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.
See "The Exchange Offer".

                                 LEGAL MATTERS

     The validity of the exchange notes offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.

                              INDEPENDENT AUDITORS

     The consolidated financial statements and schedules included or incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public auditors, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the exchange notes are sold.

o    Annual Report on Form 10-K for the fiscal year  ended June 30, 1999;

o    Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;


o    Current Report on Form 8-K dated November 30, 1999; and

o    Current Report on Form 8-K dated January 31, 2000.


     We have agreed with the initial purchasers of the old notes that, if we are no longer subject to the informational requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

     Any party to whom this prospectus is delivered, including a holder in street name, may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus), at no cost, by writing or telephoning us at the following address:

Delta Air Lines, Inc.
Investor Relations Department
(Dept. No. 829)
P.O. Box 20706
Atlanta, Georgia 30320
(404) 715-2600

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes certain statements that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, which may be deemed "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.

     Any forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Factors and events that could cause these differences include, but are not limited to:

o general economic conditions, both in the United States and in our markets outside the United States;

o competitive factors, such as the airline pricing environment, international alliances, code- sharing programs and capacity decisions by competitors;

o    outcomes of negotiations on collective bargaining agreements;

o    changes in aircraft fuel prices;

o    fluctuations in foreign currency exchange rates;

o    actions by the United States and foreign governments;

o the willingness of customers to travel generally and with us specifically, which could be affected by such factors such as our on-time performance, our baggage handling performance, how well we respond to customer complaints and our and the industry's safety record;

o Year 2000 computer issues, including our ability to identify and remediate all date-sensitive lines of computer code or to replace embedded computer chips in affected systems or equipment, the availability of qualified personnel and other information technology resources and the actions of governmental agencies or other third parties with respect to year 2000 problems;

o unforeseen or unknown issues arising out of our acquisitions of ASA or Comair; and

o    the outcome of our litigation.

     Forward-looking statements made by us are based on our knowledge of our business and the environment in which we operate, but because of the factors listed above, as well as other factors beyond our control, actual results may differ, perhaps materially, from those anticipated in the forward- looking statements.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighteenth of the Certificate of Incorporation of Delta (the "Certificate") provides that no director shall be personally liable to Delta or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided in Section 102 of the DGCL.

     Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement or such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless a court determines that such person is fairly and reasonably entitled to indemnification.

     Article Tenth of Delta's Certificate provides that Delta shall to the extent permitted by law indemnify any person for all liabilities incurred by or imposed upon him as a result of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he shall be involved by reason of the fact that he is or was serving as a director, officer or employee of Delta, or that, at the request of Delta, he is or was serving another corporation or enterprise in any capacity.

     Delta has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities that may be incurred by them in such capacities.

Item 21. Exhibits and Financial Statement Schedules

      (a)  Exhibits (see index to exhibits at E-1).

Item 22. Undertakings

     The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, and State of Georgia, on the 31st day of January, 2000.



                                              DELTA AIR LINES, INC.


                                              By:    /s/ EDWARD H. WEST
                                                  ------------------------------
                                                         Edward H. West
                                                  Executive Vice President and
                                                     Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by or on behalf of the following persons in the capacities indicated on the 31st day of January, 2000.


                Signature                            Title
                ---------                            -----

                 *                    Chairman of the Board, President and Chief
--------------------------------        Executive Officer (Principal
          Leo F. Mullin                 Executive Officer)


                 *                    Director
--------------------------------
          Edwin L. Artzt


                 *                    Director
--------------------------------
        James L. Broadhead


                 *                    Director
--------------------------------
          Edward H. Budd


                 *                    Director
--------------------------------
       R. Eugene Cartledge


                 *                    Director
--------------------------------
        Mary Johnston Evans


                 *                    Director
--------------------------------
        George M. C. Fisher


                 *                    Director
--------------------------------
           David R. Goode


                 *                    Director
--------------------------------
          Gerald Grinstein


        /s/ EDWARD H. WEST            Executive Vice President and Chief
--------------------------------        Financial Officer (Principal Financial
            Edward H. West              Officer-and-Principal Accounting
                                        Officer)


*By: /s/ EDWARD H. WEST
    ----------------------------
         Edward H. West
         Attorney-in-fact

                                 EXHIBIT INDEX



   Exhibit No.                        Document
   ----------                         --------


      4.1* Registration Rights Agreement dated as of December 14, 1999 between Delta Air Lines, Inc., Goldman, Sachs & Co., Chase Securities Inc., Salomon Smith Barney Inc., ABN AMRO Incorporated, Commerzbank Capital Markets Corporation, IBJ International plc, SunTrust Equitable Securities Corporation, Wachovia Securities, Inc., Banc One Capital Markets, Inc. and Blaylock & Partners, L.P.

      4.2* Indenture dated as of December 14, 1999 between Delta Air Lines, Inc. and The Bank of New York, as trustee

      4.3*     Form of exchange notes (included in Exhibit 4.2)

      5.1* Opinion of Davis Polk & Wardwell with respect to the exchange notes

     12.1*     Computation of Ratio of Earnings to Fixed Charges

     23.1* Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)

     23.2**    Consent of Arthur Andersen LLP

     24.1* Power of Attorney (included on the signature page of this registration statement)

     25.1*     Statement of Eligibility of The Bank of New York on Form T-1

     99.1*     Form of Letter of Transmittal

     99.2*     Form of Notice of Guaranteed Delivery

     99.3*     Form of Letter to Clients

     99.4*     Form of Letter to Nominees

     99.5* Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

-------------------
*    Previously filed

**   Filed herewith.


                                      E-1